UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2007

TELANETIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51995	77-0622733
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6197 Cornerstone Court E, Suite 108 San Diego, California 92121
(Address of principal executive offices)

(858) 362-2250
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2007, the board of directors of Telanetix, Inc. (the "Company") appointed James R. Everline, David A. Rane and Steven J. Davis to the Company's board of directors.  The appointment of the three new independent directors brings the size of the Company's board of directors to four.  The other director is Thomas Szabo, the Company's Chief Executive Officer.

In addition to the retention of additional members, the board of directors formed an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.  Each of Messrs. Everline, Rane and Davis were appointed to serve on the Audit Committee, Nominating/Corporate Governance Committee, and the Compensation Committee of the Company’s board of directors.

Prior to their appointments to the Company’s board of directors, none of the individuals had any related party transaction or material relationship with the Company and no such transaction or relationship is currently proposed. None of the individuals has any family relationships with any of the Company’s other directors or officers.  The Company's board of directors has determined that each of Messrs. Everline, Rane and Davis is "independent" within the meaning of rules of the Securities and Exchange Commission and the NASDAQ Stock Market.

In connection with their appointment, each of Messrs. Everline, Rane and Davis were granted options under the Company's 2005 Equity Incentive Plan to purchase up to 15,000 shares of common stock, with an exercise price of $5.17 per share, which was the closing price of the common stock on June 8, 2007.

The Company issued a press release announcing the appointment of each of Mssrs. Everline, Rane and Davis to its board of directors. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

A biography for each of Messrs. Everline, Rane and Davis follows:

James R. Everline, age 65, has been President of Everline & Co., a mergers and acquisitions/management consulting company, for the past fifteen years.  Previously, Mr. Everline was President, Investment Banking Division, of Henry & Company (1990-1991).  Henry & Company is engaged in the venture capital and investment banking business.  Prior to Mr. Everline’s employment by Henry & Company, he was a Partner of Founders Court Investors Inc. (1988-1989) and served as Vice President, Capital Markets Group, Bank of America (1981-1988).  He served as a member of the board of directors of Bandag, Incorporated, from 1982 until its merger in May 2007.  He also served as a member of the audit committee, executive committee, management continuity and compensation committee, and the nominating and corporate governance committee of the board of directors of Bandag.

David A. Rane, age 52,  currently serves as a Senior Vice President and Chief Financial Officer of World Waste Technologies, Inc. (OTCBB:WDWT) and has served in that capacity since November 2004.  Previously, from May 2004 to November 2004, he served as Vice Chancellor for Financial Management for the National University System.  Before that, he served as Executive Vice President of two development stage companies; SureBeam Corporation from 2001 to 2004 and StoreRunner Network, Inc. from 2000 to 2001.  Mr. Rane served as Executive Vice President and Chief Financial Officer for Callaway Golf Company from 1994 to 2000. Previously, Mr. Rane was an executive with PricewaterhouseCoopers for 14 years in their San Diego, Brussels, and national Offices.   Mr. Rane is a certified public accountant and has a B.A. in Accounting from Brigham Young University.

Steven J. Davis, age 41, has practiced business and corporate law since 2005 in his law firm, Steven James Davis, A Professional Corporation. From 2002 to 2005, Mr. Davis served as general counsel and corporate secretary of Molecular Imaging Corporation, a publicly traded healthcare company.  From 2000 to 2002, he served as legal counsel for Leap Wireless International, Inc.  Before joining Leap Wireless, Mr. Davis was an attorney in the business and corporate group in the San Diego office of the law firm of Luce, Forward, Hamilton & Scripps LLP.

Item 5.05                      Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On June 11, 2007, the Company's board of directors amended and restated the Company's Code of Business Conduct and renamed it the Code of Business Conduct and Ethics (the "Code"). The Code applies to all employees, officers and directors of the Company.  The Company believes the Code is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including: the ethical handling of conflicts of interest; compliance with applicable laws; protection of confidential information; prompt internal reporting of violations of the Code; and accountability for adherence to the Code. The foregoing is a brief summary of the Code and is qualified in its entirety by reference to the Code, a copy of which is filed as Exhibit 14.1 to this report and is incorporated herein by reference. The decision to amend and restate the Code does not relate to any current or previous activities of any director, officer or employee of the Company.

Item 9.01 Financial Statements and Exhibits

Exhibits

No.	Description
14.1	Code of Business Conduct and Ethics.
99.1	Press Release issued on June 13, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELANETIX, INC.

Dated: June 13, 2007	By:	/s/ Thomas A. Szabo
Thomas A. Szabo
Chief Executive Officer